RACKSPACE HOSTING, INC.
 NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE
(EFFECTIVE SEPTEMBER 1, 2010 AND APPROVED AUGUST 3, 2010)

1.	Compensation for Non-Employee Directors. Each Rackspace Hosting, Inc. (the “Company”) Non-Employee Director shall be entitled to receive the following compensation for service on the Board:

Annual Common Stock Compensation to all Non-Employee Directors:

(a)	$100,000 to be paid in shares of restricted Common Stock annually for standing Non-Employee Directors; plus

Annual Compensation to all Non-Employee Directors:

(b)	$50,000 annually; plus

Annual Compensation to Lead Director:

(c)	$25,000 annually to the lead director (as may be designated by the Company Non-Employee Directors); plus

Annual Compensation to Committee Chairpersons:

(d)	$20,000 annually if such Company Non-Employee Director serves as chairperson of the audit committee, compensation committee or service and strategy committee; plus

(e)
$10,000 annually for each standing Board committee, other than the audit committee, compensation committee or service and strategy committee, for which such Company Non-Employee Director serves as chairperson; plus

Annual Compensation to Committee Members (Non-Chairpersons):

(f)
$10,000 annually for each standing Board committee for which such Company Non-Employee Director serves as a member of the audit committee, compensation committee or the service and strategy committee (other than the chairperson of such committee); plus

(g)
$5,000 annually for each standing Board committee for which such Company Non-Employee Director serves other than the audit committee, compensation committee or service and strategy committee (other than the chairperson of such committee).

In addition, the Board may issue additional discretionary restricted common stock compensation to Company Non-Employee Directors in an amount not to exceed $200,000 per Non-Employee Director per year.

2.
Subsidiary Directors. If the Board designates by resolution that directors of any Subsidiary are to participate in the Plan, then each such Subsidiary Non-Employee Director shall receive such amount of shares of Common Stock and/or cash as shall be specified by resolution of the Compensation Committee.

3.
Chairman’s Right to Reduce or Withhold Compensation. Notwithstanding anything contained herein to the contrary, the amount of cash or shares of Common Stock payable to any Non-Employee Director may be reduced or withheld by the Chairperson of the Board for failure to attend meetings of the Board, or the Boards of Directors of any Subsidiary upon which such Non-Employee Director serves, or for failure to otherwise perform the duties of such Non-Employee Director’s office.

4.
Compensation Committee’s Right to Revise Compensation Terms. Notwithstanding anything contained herein to the contrary, the Compensation Committee may, in its discretion, cause the number of shares and/or amount of cash determined pursuant to Section 1 above, to be issued and paid at such time or times as it shall determine in its discretion.

5.	Effective Date. This Compensation Schedule shall be effective as of September 1, 2010.

6.	Common Stock Compensation.

(a)
Annual Common Stock Compensation Pursuant to Section 1(a). Common Stock paid pursuant to Section 1(a) shall be paid in the form of Common Stock only, payable as of the last day of each calendar quarter for services relating to that quarter and shall be delivered to the Non-Employee Director promptly thereafter. The shares of Common Stock to be issued pursuant to Section 1(a) shall be valued at the fair market value of the Common Stock as of the date the Common Stock becomes payable. For example, on December 31, 2010, each Non-Employee Director shall be entitled to receive shares of Common Stock valued at $25,000.00 (one-fourth of the annual compensation amount under Section 1(a)) and the number of shares of Common Stock payable would be derived by dividing the $25,000.00 by the fair market value of a share of Common Stock as of December 31, 2010. Therefore, if the fair market value of the Common Stock on December 31, 2010 was $25.00 per share, then 1,000 shares would be payable to each Non-Employee Director.

(b)
Right to Designate Certain Compensation Under Sections 1(b) – (g). All compensation paid under Section 1(b) – 1(g) shall be paid in cash, unless the Non-Employee Director has previously provided (under the Non-Employee Director Compensation Schedule in effect prior to this Schedule) the Company (through written notice to the General Counsel’s office) with a one-time irrevocable election to receive Common Stock in lieu of the Non-Employee Director’s cash compensation to be paid under Section 1(b) – 1(g). The one-time election shall be effective through the end of the director’s term on the Board, cannot be changed during the term and must be made again for any subsequent terms (as described below). If a Non-Employee Director failed to make such election to receive Common Stock, the compensation paid under Section 1(b) – 1(g) shall be paid in cash.

(c)
Right to Designate Certain Compensation as a New Non-Employee Director. In the event that an individual becomes a Non-Employee Director and becomes entitled to compensation hereunder after the Effective Date, then the new Non-Employee Director may make a one-time irrevocable election to receive Common Stock in lieu of the Non-Employee Director’s cash compensation to be paid under Section 1(b) – 1(g) on or before the fifteenth (15th) day after he or she becomes a Non-Employee Director or is re-elected to the Board (the “Initial Election Period”), which shall be effective through the end of the director’s term on the Board; provided, however, that an election to receive Common Stock may not be made (1) when the Company’s directors are subject to a “blackout period” or (2) the electing director has possession of material, non-public information about the Company. In the event that a blackout period falls within the Initial Election Period or the electing director has possession of material, non-public information about the Company, then the Non-Employee Director shall be entitled to make the election to receive compensation paid under Sections 1(b) – (g) in the form of Common Stock pursuant to Sections 1(b) – (g) on or before the fifteenth (15th) day after any applicable blackout ends and/or the director is not in possession of material, non-public information (the “Additional Election Period”). However, in the event that the Additional Election Period is required, all compensation earned up to the first day of the month following the election shall be payable in cash.

(d)
Right to Designate Certain Compensation Upon Re-Election to the Board. An election to receive Common Stock for compensation paid under Sections 1(b) – (g) is only effective through the end of the term in which the election is made by the Non-Employee Director. If a Non-Employee Director is re-elected to the Board for an additional term, then the election to receive the compensation in the form of Common Stock must be made again for the new term. The process for making the election shall be the same as if the re-elected Non-Employee Director were a new Non-Employee Director under Section 6(c) of this Schedule.

(e)
Common Stock Designation. In the event the Non-Employee Director elects to receive the compensation paid under Sections 1(b) – (g) to be in the form of Common Stock, such Common Stock compensation shall be earned by the Non-Employee Director on a monthly basis on the last day of each calendar month, but shall be issued to the Non-Employee Director on a quarterly basis promptly after the applicable quarter in which the Common Stock was earned. Shares of Common Stock will be valued at the fair market value of the Common Stock on the last day of the quarter in which the shares were earned.

(f)
Fractional Shares. To the extent that the payments made pursuant to Section 1 to a Non-Employee Director result in fractional shares of Common Stock being issuable to such Non-Employee Director, the number of shares will be rounded to the nearest whole share.

(g)	Full Value Award. Common Stock issued hereunder shall be issued as a Full Value Award under the Company’s 2007 Long Term Incentive Plan.

7.
Cash Compensation. In the event the Non-Employee Director is to receive compensation under Sections 1(b) – (g) to be in the form of cash, the cash compensation shall be earned on a monthly basis on the last day of each calendar month and shall be paid promptly after the applicable calendar month in which such compensation was earned.